EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-136822) of Empire Financial Holding Company of our report dated February 11, 2005, with respect to our audit of the 2004 financial statements of Jesup & Lamont Securities Corporation included in the Current Report on Form 8-K/A dated November 10, 2006.

/s/ EISNER LLP

New York, New York

January 29, 2007